EXHIBIT 10.55

                    STAFF BUILDERS, INC., et al



                              WITH



                        MELLON BANK, N.A.






                   ___________________________


                      AMENDED AND RESTATED
                   LOAN AND SECURITY AGREEMENT

                   ___________________________
SECTION 1.  DEFINITIONS AND INTERPRETATION . . . . . . . . . .  3
     1.1  Terms Defined. . . . . . . . . . . . . . . . . . . .  3
     1.2  Accounting Principles. . . . . . . . . . . . . . .   11

SECTION 2.  THE LOANS. . . . . . . . . . . . . . . . . . . .   11
     2.1  Revolving Line of Credit - Description . . . . . .   11
     2.2  Revolving Credit - Borrowing Base. . . . . . . . .   12
     2.3  Revolving Credit - Termination by Borrowers. . . .   12
     2.4  Collections, Disbursements and Borrowing
          Availability . . . . . . . . . . . . . . . . . . .   13
     2.5  Acquisition Line . . . . . . . . . . . . . . . . .   14
     2.6  Interest . . . . . . . . . . . . . . . . . . . . .   15
     2.7  Fees . . . . . . . . . . . . . . . . . . . . . . .   20
     2.8  Capital Adequacy . . . . . . . . . . . . . . . . .   20
     2.9  Payments . . . . . . . . . . . . . . . . . . . . .   21
     2.10 Use of Proceeds. . . . . . . . . . . . . . . . . .   21
     2.11 Nature of Liability. . . . . . . . . . . . . . . .   21

SECTION 3 - COLLATERAL . . . . . . . . . . . . . . . . . . .   21
     3.1  Description. . . . . . . . . . . . . . . . . . . .   21
     3.2  Lien Documents . . . . . . . . . . . . . . . . . .   22
     3.3  Other Actions. . . . . . . . . . . . . . . . . . .   23
     3.4  Searches . . . . . . . . . . . . . . . . . . . . .   23
     3.5  Landlord's Waivers . . . . . . . . . . . . . . . .   23
     3.6  Filing Security Agreement. . . . . . . . . . . . .   24
     3.7  Power of Attorney. . . . . . . . . . . . . . . . .   24
     3.8  Management Support Agreements and Fraud
          Guarantees . . . . . . . . . . . . . . . . . . . .   24
     3.9  Application of Collateral Proceeds . . . . . . . .   24

SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES . .   24
     4.1  Resolutions, Opinions, and Other Documents . . . .   24
     4.2  Absence of Certain Events. . . . . . . . . . . . .   26
     4.3  Warranties and Representations at Closing. . . . .   26
     4.4  Compliance with this Agreement . . . . . . . . . .   26
     4.5  Officer's Certificate. . . . . . . . . . . . . . .   26
     4.6  Closing. . . . . . . . . . . . . . . . . . . . . .   26
     4.7  Waiver of Rights . . . . . . . . . . . . . . . . .   26

SECTION 5.  REPRESENTATIONS AND WARRANTIES . . . . . . . . .   27
     5.1  Corporate Organization and Validity. . . . . . . .   27
     5.2  Place of Business. . . . . . . . . . . . . . . . .   27
     5.3  Pending Litigation . . . . . . . . . . . . . . . .   28
     5.4  Title to Properties. . . . . . . . . . . . . . . .   28
     5.5  Patents and Trademarks . . . . . . . . . . . . . .   28
     5.6  Governmental Consent . . . . . . . . . . . . . . .   28
     5.7  Taxes. . . . . . . . . . . . . . . . . . . . . . .   28
     5.8  Financial Statements . . . . . . . . . . . . . . .   29
     5.9  Full Disclosure. . . . . . . . . . . . . . . . . .   29
     5.10 Subsidiaries and Affiliates. . . . . . . . . . . .   29
     5.11 Guarantees, Contracts, etc.. . . . . . . . . . . .   29
     5.12 Government Regulations, etc. . . . . . . . . . . .   30
     5.13 Business Interruptions . . . . . . . . . . . . . .   31
     5.14 Names. . . . . . . . . . . . . . . . . . . . . . .   31
     5.15 Other Associations . . . . . . . . . . . . . . . .   31
     5.16 Environmental Matters. . . . . . . . . . . . . . .   32
     5.17 Regulation O . . . . . . . . . . . . . . . . . . .   32
     5.18 Capital Stock. . . . . . . . . . . . . . . . . . .   32
     5.19 Interrelationship of Borrowers . . . . . . . . . .   33
     5.20 Solvency . . . . . . . . . . . . . . . . . . . . .   33

SECTION 6.  BORROWERS' AFFIRMATIVE COVENANTS . . . . . . . .   33
     6.1  Payment of Taxes and Claims. . . . . . . . . . . .   33
     6.2  Maintenance of Properties, Collateral and
          Corporate Existence. . . . . . . . . . . . . . . .   34
     6.3  Places of Business . . . . . . . . . . . . . . . .   35
     6.4  Business Conducted . . . . . . . . . . . . . . . .   36
     6.5  Litigation . . . . . . . . . . . . . . . . . . . .   36
     6.6  Issue Taxes. . . . . . . . . . . . . . . . . . . .   36
     6.7  Bank Accounts. . . . . . . . . . . . . . . . . . .   36
     6.8  Employee Benefit Plans . . . . . . . . . . . . . .   36
     6.9  Submission of Collateral Documents . . . . . . . .   37
     6.10 Other Governmental Contracts . . . . . . . . . . .   37
     6.11 Warranties for Future Advances . . . . . . . . . .   37
     6.12 Financial Covenants. . . . . . . . . . . . . . . .   38
     6.13 Financial and Business Information . . . . . . . .   39
     6.14 Officers' Certificates . . . . . . . . . . . . . .   41
     6.15 Inspection . . . . . . . . . . . . . . . . . . . .   41
     6.16 Tax Returns and Reports. . . . . . . . . . . . . .   42
     6.17 Information to Participant . . . . . . . . . . . .   42
     6.18 Material Adverse Developments. . . . . . . . . . .   42

SECTION 7.  BORROWERS' NEGATIVE COVENANTS. . . . . . . . . .   42
     7.1  Merger, Consolidation, Dissolution or Liquidation.   42
     7.2  Acquisitions . . . . . . . . . . . . . . . . . . .   43
     7.3  Liens and Encumbrances . . . . . . . . . . . . . .   43
     7.4  Transactions With Affiliates or Subsidiaries . . .   44
     7.5  Guarantees . . . . . . . . . . . . . . . . . . . .   44
     7.6  Distributions, Redemptions and Other Indebtedness.   44
     7.7  Loans and Investments. . . . . . . . . . . . . . .   45
     7.8  Use of Lender's Name . . . . . . . . . . . . . . .   45
     7.9  Change in Capital Stock. . . . . . . . . . . . . .   45
     7.10 Miscellaneous Covenants. . . . . . . . . . . . . .   45

SECTION 8.  DEFAULT. . . . . . . . . . . . . . . . . . . . .   46
     8.1  Events of Default. . . . . . . . . . . . . . . . .   46
     8.2  Rights and Remedies on Default . . . . . . . . . .   49
     8.3  Nature of Remedies . . . . . . . . . . . . . . . .   50
     8.4  Set-Off. . . . . . . . . . . . . . . . . . . . . .   51
     8.5  CONFESSION OF JUDGMENT . . . . . . . . . . . . . .   51

SECTION 9.  MISCELLANEOUS. . . . . . . . . . . . . . . . . .   51
     9.1  Governing Law. . . . . . . . . . . . . . . . . . .   51
     9.2  Integrated Agreement . . . . . . . . . . . . . . .   51
     9.3  Waiver . . . . . . . . . . . . . . . . . . . . . .   52
     9.4  Time . . . . . . . . . . . . . . . . . . . . . . .   52
     9.5  Expenses of Lender . . . . . . . . . . . . . . . .   52
     9.6  Brokerage. . . . . . . . . . . . . . . . . . . . .   53
     9.7  Notices. . . . . . . . . . . . . . . . . . . . . .   53
     9.8  Headings . . . . . . . . . . . . . . . . . . . . .   54
     9.9  Survival . . . . . . . . . . . . . . . . . . . . .   54
     9.10 Successors and Assigns . . . . . . . . . . . . . .   54
     9.11 Duplicate Originals. . . . . . . . . . . . . . . .   55
     9.12 Modification . . . . . . . . . . . . . . . . . . .   55
     9.13 Signatories. . . . . . . . . . . . . . . . . . . .   55
     9.14 Third Parties. . . . . . . . . . . . . . . . . . .   55
     9.15 Discharge of Taxes, Borrowers's Obligations, Etc..   55
     9.16 Withholding and Other Tax Liabilities. . . . . . .   56
     9.17 Consent to Jurisdiction. . . . . . . . . . . . . .   56
     9.18 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . .   56
     9.19 Future Commitments . . . . . . . . . . . . . . . .   57

                          EXHIBIT LIST

Exhibit 5.1         --   Qualification to do Business
Exhibit 5.2         --   Places of Business
Exhibit 5.3         --   Litigation
Exhibit 5.4         --   Existing Liens and Claims
Exhibit 5.5         --   Patents, Copyrights, Trademarks,
                         Licenses,
                         Franchises, etc.
Exhibit 5.8         --   Tax Identification Numbers
Exhibit 5.10        --   Subsidiaries and Affiliates
Exhibit 5.11        --   Existing Guaranties, Investments and
                         Borrowings
Exhibit 5.12(b)     --   Employee Benefit Plans
Exhibit 5.12(c)     --   Borrowers' Certificates of Need, Third
                         Party Payor Contracts and Provider
                         Numbers
Exhibit 5.13        --   Business Interruptions
Exhibit 5.14        --   Names
Exhibit 5.15        --   Other Associations
Exhibit 5.16        --   Environmental Matters
Exhibit 5.18        --   Capital Stock; Warrants; Options
Exhibit 7.6         --   Distributions, Redemptions and other
                         Indebtedness

                      AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

     This Amended and Restated Loan and Security Agreement ("Agreement") dated as of this 8th day of January, 1997 among STAFF BUILDERS, INC. ("Staff Builders, Inc."), a Delaware corporation with a place of business at 1983 Marcus Avenue, Lake Success, N.Y. 11042, the direct and indirect Subsidiaries of Staff Builders, Inc. listed on the signature pages attached hereto, (all of the foregoing severally a "Borrower" and jointly "Borrowers"), and MELLON BANK, N.A. ("Lender").


                           BACKGROUND

     A.   On February 10, 1992, Borrowers entered into a certain
Loan and Security Agreement ("Loan Agreement"), and related agreements and documents with Lender to reflect certain financing arrangements between the parties.

     B. On April 28, 1992, Borrowers and Lender entered into a certain Letter Agreement to correct certain errors contained in the original Loan Agreement.

     C. On August 10, 1993, Borrowers and Lender entered into that certain Amendment to Loan and Security Agreement, pursuant to which the Maximum Revolving Credit Amount was raised to Twenty Million Dollars ($20,000,000) and certain covenants were amended (the "First Amendment").

     D. On March 30, 1994, Borrowers and Lender entered into that certain Second Amendment to Loan and Security Agreement, pursuant to which the interest rate paid on the first Seven Million Dollars in Advances was amended (the "Second Amendment").

     E. On April 29, 1994, Borrowers and Lender entered into that certain Third Amendment to Loan and Security Agreement, pursuant to which the term was amended and certain covenants were amended (the "Third Amendment").

     F. On August 1, 1994, Borrowers and Lender entered into that certain Fourth Amendment to Loan and Security Agreement, pursuant to which the term was amended, the LIBOR rate added and certain covenants were amended (the "Fourth Amendment").

     G. On April 10, 1995, Borrowers and Lender entered into that certain Fifth Amendment to Loan and Security Agreement, pursuant to which certain financial covenants were amended (the "Fifth
Amendment").

     H. On August 15, 1995, Borrowers and Lender entered into that certain Sixth Amendment to Loan and Security Agreement, pursuant to which certain financial covenants were amended (the
"Sixth Amendment").

     I. On January 3, 1996, Borrowers and Lender entered into that certain Seventh Amendment to Loan and Security Agreement pursuant to which certain financial covenants were amended (the
"Seventh Amendment").

     J. On July 30, 1996, Borrowers and Lender entered into that certain Eighth Amendment to Loan and Security Agreement pursuant to which certain Borrowers were added (the "Eighth Amendment").

     K. On December 13, 1996, Borrowers and Lender entered into that certain Ninth Amendment to Loan and Security Agreement pursuant to which certain Borrowers were added (the "Ninth
Amendment").

     L. For the purposes hereof, the Loan Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment and all agreements and documents executed pursuant thereto are sometimes hereinafter collectively called the "Existing Financing Agreements."

     M. The Revolving Credit is outstanding and in effect on the date hereof.

     N. Borrowers and Lender desire to amend, restate and replace the Existing Financing Agreements, to increase the Maximum
Revolving Credit Amount and the Acquisition Line and to further modify certain terms and conditions of the Existing Financing
Agreements.


     NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound hereby, promise and agree as follows:







           SECTION 1.  DEFINITIONS AND INTERPRETATION

     1.1 Terms Defined: As used in this Agreement, the following terms shall have the following respective meanings:

          Account - Any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

          Acquisition Line - Section 2.5.

          Advance(s) - Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit, including without limitation, cash advances and the issuance of letters of credit, and under the Acquisition Line.

          Affiliate - Any entity (other than a Subsidiary), which directly or indirectly through one or more intermediates controls or is controlled by or is under common control with any Borrower.
Control may be by ownership, contract, or otherwise.

          Book Net Worth - At any time, the amount by which all assets of Borrowers, exceed all of Borrowers' Liabilities, as would be shown on a consolidated balance sheet of Borrowers prepared as of such date in accordance with GAAP.

          Business Day - Any day other than a Saturday, Sunday or legal holiday on which Lender is not open for business in Philadelphia, PA.

          Cash Flow Coverage Ratio - For the fiscal period, the ratio of (a) the sum of (i) Net Income plus (ii) depreciation plus
(iii) amortization to (b) the sum of (i) the Unfunded Capital Expenditures plus (ii) the long term indebtedness repaid plus (iii) permitted stock repurchases actually purchased pursuant to Section 7.6(a) and the cash consideration for permitted acquisitions actually paid pursuant to Section 7.2.

          Closing - Section 4.6.

          Closing Date - Section 4.6.

          Collateral - Section 3.1.

          Current Assets - At any time means all assets of Borrowers that should be classified as current assets on a consolidated balance sheet of Borrowers prepared in accordance with GAAP.

          Current Liabilities - At any time means all liabilities of Borrowers that should be classified as current liabilities on a consolidated balance sheet of Borrowers prepared in accordance with GAAP except that it shall include the Loans.

          Current Term - The Initial Term during the period of the Initial Term, and any renewal or extended term during the term thereof.

          Default - An election by Lender to declare Borrowers in default upon the occurrence of an Event of Default under Section 8 herein.

          Distribution -

          (1) Dividends or other distributions on capital stock of any of the Borrowers; and

          (2) The redemption, repurchase or acquisition of such stock or of warrants, rights or other options to purchase such stock other than for securities of any Borrower.

          EBITDA - For any period, (a) the sum of the amounts for such period of (i) Net Income, (ii) tax expense, (iii) interest expense, (iv) amortization expense and (v) depreciation expense less (b) the sum of (i) the amount of other income as shown on Borrowers' financial statements under the line item "other expenses [income]" and (ii) the amounts for such period of after-tax gains on sales of fixed assets and other after-tax extraordinary gains which are required to be shown, in accordance with GAAP, on Borrowers' financial statements, to the extent included in Net Income.

          Effective Net Worth - The sum of (i) Book Net Worth excluding intangible assets as that term would be defined under GAAP and (ii) subordinated indebtedness.

          ERISA - The Employee Retirement Income Security Act of
1974, as the same may be amended, from time to time.

          Event of Default - Section 8.1.

          Expenses - Section 9.5.

          GAAP - Generally accepted accounting principles applied in a manner consistent with the most recent audited consolidated financial statements of Borrowers furnished to Lender under Section 5 herein.

          Good Business Days - Any Business Day when banks in
Philadelphia, Pennsylvania, New York, New York and London, England are open for business.

          Hazardous Substance - Section 5.16.

          Initial Term - Section 2.1(c).

          Liabilities - All liabilities of every kind of Borrowers as would be shown on a consolidated balance sheet of Borrowers prepared in accordance with GAAP.

          LIBOR Based Rate - (i) with respect to Advances outstanding under the Revolving Credit, the LIBOR Rate plus two percent (2.00%) per annum, and (ii) with respect to Advances under the Acquisition Line, the LIBOR Rate plus two and three-quarters percent (2.75%) percent per annum.

     Provided however, upon receipt of Borrowers' annual audited financial statements required pursuant to Section 6.13(a), if (a) No Event of Default has occurred or would occur after the giving of notice, the passage of time, or both, (b) Borrowers have maintained a minimum average excess availability of Five Million Dollars ($5,000,000) under the Borrowing Base for the thirty (30) days prior to and on the date of receipt of such financial statements and (c) Borrowers have complied with the following financial requirements during the prior fiscal year as shown on such financial statements, then the LIBOR Based Rate with respect to the Revolving Credit shall be reduced to the following levels, effective within ten (10) days of Lender's receipt of such financial statements:

     Borrower maintains during
     the prior fiscal year:             LIBOR Based Rate

     Ratio of Total Funded              LIBOR Rate plus two and a
     Indebtedness to EBITDA             quarter percent (2.25%)
     of greater than or                 per annum
     equal to 3.50 to 1.0

     Ratio of Total Funded              LIBOR Rate plus two percent
     Indebtedness to EBITDA             (2.00%) per annum
     of less than 3.50 to 1.0
     but greater than or equal
     to 2.25 to 1.0



     Ratio of Total Funded              LIBOR Rate plus one and
     Indebtedness to EBITDA             three-quarters percent
     of less than 2.25 to 1.0           (1.75%) per annum
     but greater than or equal
     to 1.50 to 1.0

     Ratio of Total Funded              LIBOR Rate plus one and a
     Indebtedness to EBITDA             half percent (1.50%) per
     of less than 1.50 to 1.0           annum

          LIBOR Based Loan - Any Advance under the Revolving Credit on which interest accrues at the LIBOR Based Rate and any Advance under the Acquisition Line on which interest accrues at the LIBOR
Based Rate.

          LIBOR Interest Period - Section 2.6.

          LIBOR Rate - An annual rate of interest determined by Lender as being the rate available to Lender at approximately
11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen "LIBO", in accordance with the usual practice in such market, for the LIBOR Interest Period elected by Borrower, in effect two Good Business Days prior to the funding date for a requested LIBOR Based Loan (including those requested in connection with the conversion of a portion of the Revolving Credit subject to the Prime Rate Option to a LIBOR Based Loan in accordance with Section 2.6 hereof), or for a LIBOR Based Loan which Borrower has elected to continue as a LIBOR Based Loan beyond the expiration of the then current LIBOR Interest Period with respect thereto, for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Based Loan which shall then be loaned by the Lender to Borrower as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBOR Interest Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBOR Interest Period ("Eurocurrency Reserve Requirement"). Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement.

          Libor Rate Option - Section 2.6.

          Lien - Any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with Borrowers' use of the Property or would not materially detract from the value of the Property. For the purposes of this Agreement, Borrowers shall be deemed to be the owners of any Property which they have acquired or hold subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          Loan Documents - This Agreement, the Revolving Credit
Note, Collateral Pledge Agreements the Lockbox Agreement and each other document, instrument or agreement required to be delivered hereby, as amended from time to time.

          Loans - All advances and extensions of credit under the Revolving Credit.

          Material Adverse Effect - A material adverse effect on the business, Property, financial condition or results of operations of Staff Builders alone, or all the Borrowers as a whole, or the ability of Staff Builders alone, or all of Borrowers as a whole, to perform under this Agreement, or of any other Borrower alone where the effect on such Borrower is due to events that Lender reasonably believes are likely to have or cause a similar material adverse effect on the business, Property, financial condition or results of operations of Staff Builders or the other Borrowers as a whole, or the ability of Staff Builders or the other Borrowers as a whole to perform under this Agreement.

          Maximum Revolving Credit Amount - Section 2.1(a).

          Net Income - The net income after taxes of Borrowers, as such would appear on a consolidated profit and loss statement of Borrowers, prepared in accordance with GAAP.

          Obligations - All existing and future liabilities of Borrowers to Lender, including, without limitation, indebtedness evidenced under the Revolving Credit Note issued pursuant hereto, the Loans, repayment of cash advances, reimbursement obligations with respect to letters of credit, all fees and charges owing by Borrowers, and all other liabilities and obligations of every kind or nature whatsoever of Borrowers to Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including, but not limited to, any extensions, modifications, substitutions, increases and renewals thereof, and substitutions therefor; the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights hereunder and in the Collateral in accordance with the terms of this Agreement; and the payment of all Expenses incurred by Lender in connection therewith.

          Person - An individual, partnership, corporation, trust, unincorporated association or organization, joint venture or any other entity.

          Prime Based Loan - Any Advance under the Revolving Credit or Acquisition Line on which interest accrues at the Prime Based
Rate.

          Prime Based Rate - (i) with respect to Advances outstanding under the Revolving Credit, the Lender's Prime Rate per annum, and (ii) with respect to Advances under the Acquisition
Line, the Lender's Prime Rate plus three-quarters of one percent
(.75%) per annum.

          Prime Based Rate Option - Section 2.6.

          Prime Rate - Section 2.6.

          Property - Any interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          Qualified Accounts - All Accounts of a Borrower meeting all the following specifications: (i) it is lawfully and solely owned by such Borrower and subject to no Lien, or other assignment, and such Borrower has the right of assignment thereof and the power to grant a security interest therein; (ii) it is a valid and enforceable Account, arising from the rendition of health care or temporary personnel services actually rendered by a Borrower in the ordinary course of its business; (iii) it is due and owing from a Qualified Payor that has been approved by Lender under a Qualified Payor Contract acceptable to Lender (or in the case of home health care or private duty services provided to an individual where the contract is with the individual and not the Qualified Payor, it is due and owing from such individual but is subject to reimbursement by a Qualified Payor) and is not outstanding more than one-hundred twenty (120) days from the Friday of the week in which the services are performed; (iv) it is not subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, allowance or adjustment of any kind (provided that only the portion of the Account which is subject to any such defense, set-off, counterclaim, deduction, discount, credit, chargeback, allowance or adjustment shall not be deemed a Qualified Account); (v) it is not subject to any limitations which would make payment by a Qualified Payor conditional; (vi) the Qualified Payor is not a Subsidiary or Affiliate of any Borrower; (vii) no notice of the bankruptcy, receivership, reorganization or insolvency of the Qualified Payor has been received by any Borrower; (viii) it is not an Account from a Qualified Payor having its principal place of business or executive office outside the United States; (ix) no Borrower has received any note, trade acceptance, draft or other instrument with respect to or in payment of the Account; (x) there has been no material adverse change in the Qualified Payor's financial condition since the date of Lender's approval of such Qualified Payor; (xi) not more than fifty (50%) percent of the aggregate Accounts from the Qualified Payor obligated on the Account are outstanding more than one hundred and twenty (120) days past their invoice date; (xii) the aggregate of Accounts from the Qualified Payor does not exceed such percentage of Borrowers' total Accounts as may be established by Lender from time to time; (xiii) it meets such other specifications and requirements as may be established by Lender from time to time. Under no circumstances will Lender advance against any Account or portion of any Account to the extent such Account or portion thereof is payable by an individual recipient of services unless such obligation is subject to reimbursement by a Qualified Payor. No Account arising from services provided by any Borrower as part of a joint venture between such Borrower and any Person shall be a Qualified Account. In the event of any dispute concerning the foregoing criteria as to whether an Account is, or has ceased to be, a Qualified Account, the decision of Lender in the exercise of its sole discretion, shall control.

          Qualified Payor - Any of the following Persons obligated on any Account: (i) the Health Care Finance Administration of the Department of Health and Human Services administering the Federal Medicare program; (ii) any federal, state or county government entity administering any Medicaid program; (iii) any commercial payor acceptable to Lender in Lender's sole discretion; and (iv) any hospital, other managed care payor or Person (excluding individuals) acceptable to Lender in Lender's sole discretion.

          Qualified Payor Contract - Any written agreement, between any Borrower and any Qualified Payor, who agrees to pay for health care or temporary personnel services rendered on behalf of such Borrower.

          Revolving Credit - Section 2.1(a).

          Revolving Credit Borrowing Base - Section 2.2.

          Revolving Credit Note - Section 2.1(b).

          Senior Debt - All Liabilities less subordinated indebtedness.

          Staff Builders - Staff Builders, Inc., a Delaware corporation.

          Subsidiary - Any corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by any of the Borrowers or owned by a corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by any of the Borrowers.

          Support Agreements - Section 3.8.

          Total Funded Indebtedness - All indebtedness including, but not limited to (i) all amounts outstanding under the Revolving Credit, (ii) long term indebtedness, (iii) capital leases, (iv) subordinated indebtedness, (v) mortgages and (vi) all other indebtedness, except for trade debt, accrued expenses and deferred expenses.

          UCC - Uniform Commercial Code.

          Unfunded Capital Expenditures - Any expenditure that would be classified as a capital expenditure on a consolidated statement of cash flows of Borrowers prepared in accordance with GAAP.

          Working Capital - At any time, the amount by which the Current Assets of Borrowers exceed the Current Liabilities of
Borrowers, as would be shown on a consolidated balance sheet prepared as of such date in accordance with GAAP.


     1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.


                      SECTION 2.  THE LOANS

     2.1  Revolving Line of Credit - Description:

          (a) (i) Lender hereby establishes for the benefit of Borrowers a Revolving Line of Credit ("Revolving Credit") which shall include cash sums advanced and other credit extended by Lender to or for the benefit of Borrowers from time to time hereunder up to the maximum principal sum of Fifty Million Dollars ($50,000,000) ("Maximum Revolving Credit Amount") at any one time outstanding, depending upon the requests of Borrowers, and the availability of Borrowers' Qualified Accounts, and, based upon the Revolving Credit Borrowing Base, or on such other basis as Lender may determine in its sole discretion. The outstanding balance under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrowers, and to be increased by future advances and extensions of credit which may be made by Lender to or for the benefit of Borrowers. For the purposes of this Agreement, any determination as to whether there is availability within the Revolving Credit Borrowing Base for advances or extensions of credit shall be determined by Lender in accordance with the provisions of Section 2.2 hereof and shall be final and binding upon Borrowers. Subject to availability under the Revolving Credit Borrowing Base, the fulfillment of any other conditions to borrowing contained in this Agreement and the absence of a continuing Event of Default or any event which with the giving of notice or passage of time or both would become an Event of Default, Borrowers may borrow, repay and reborrow from time to time during the Current Term. Lender shall have the right to establish reserves against the Revolving Credit Borrowing Base in such amounts and with respect to such matters as Lender in its sole discretion, deems appropriate, including, but not limited to, a cumulative reserve in the amount of $100,000.00 for each day the monthly accounts receivable aging required by Section 6.13(a)(iii) is late.

               (ii) As part of the Revolving Credit and subject to all of its terms and conditions, Lender shall extend Borrowers credit in the form of standby letters of credit up to a maximum aggregate amount of One Million ($1,000,000.00) Dollars outstanding at any one time. No letter of credit will be issued with an expiry date later than the earlier of: (A) one year after the issuance date, or (B) the end of the Current Term. Borrowers shall execute from time to time all letter of credit agreements and other documents required by Lender for such purposes.

          (b) At Closing, Borrowers shall execute and deliver a promissory note to Lender in form and substance acceptable to Lender (the "Revolving Credit Note") to evidence its unconditional obligation to repay Lender for loans, advances, and extensions of credit made under the Revolving Credit, with interest as herein and therein provided. Each borrowing and extension of credit under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.

          (c) The term ("Initial Term") of the Revolving Credit shall expire on July 31, 2000. On such date, all Obligations of Borrowers to Lender of every kind whatsoever in connection with the Revolving Credit, unless sooner accelerated by Lender in accordance with Section 8 below, shall be due and payable in full and after which date no further advances or extensions of credit shall be available from Lender.

     2.2 Revolving Credit - Borrowing Base: Subject to the terms and conditions of this Agreement, Advances under the Revolving Credit shall be considered against and shall at no time exceed up to the lesser of (i) seventy-five percent (75%) of Borrowers' Qualified Accounts due from a Qualified Payor or (ii) The Maximum Revolving Credit Amount less the outstanding principal balance under the Acquisition Line ("Borrowing Base").

     2.3 Revolving Credit - Termination by Borrowers: Borrowers may, at any time prior to the end of the Initial Term of the Revolving Credit and on not less than ninety (90) days prior written notice to Lender, terminate the Revolving Credit: provided, however, that on the termination date:

          (a) Borrowers satisfy all outstanding Obligations and cause all outstanding letters of credit to be released and returned to Lender or deposit with Lender cash collateral in sufficient amounts to cover all such outstanding letters of credit, and





          (b) Borrowers also pay to Lender a prepayment fee
("Termination Fee") equal to the appropriate amount designated on the following schedule:

Year of Initial Term
In Which Prepayment Occurs                   Termination Fee

From date hereof until 12/31/97                 $500,000

1/1/98 to 12/31/98                              $300,000

1/1/99 to 12/31/99                              $250,000

1/1/00 to 7/31/00                                 $0

Provided, however, that in the event Borrowers give notice of termination within 90 days of (i) Borrowers' receipt of a statement from Lender under Section 2.8 (Capital Adequacy) that an amount is due to Lender, other than with respect to Letters of Credit issued by Lender, or (ii) Lender's reduction of the advance rate used by Lender to determine the Revolving Credit Borrowing Base to sixty (60%) percent or less without a corresponding deterioration in the Accounts and provided that no Event of Default has occurred and is continuing, then Borrowers may terminate this Agreement as provided in this Section 2.3 without payment of the Termination Fee.

     2.4  Collections, Disbursements and Borrowing Availability:

          (a) Borrowers shall maintain a lockbox account(s) ("Lender's Lockbox") with Lender and a depository account(s) ("Lender's Cash Collateral Account") with Lender subject to the provisions of this subparagraph, and shall execute a lockbox agreement ("Lockbox Agreement") in form and substance acceptable to Lender, and such other agreements related thereto as Lender may require. Unless otherwise prohibited by applicable law, all collections of Accounts shall be paid directly from Qualified Payors into Lender's Lockbox from which funds shall be transferred to Lender's Cash Collateral Account, and from which funds shall be applied by Lender, daily, to reduce the outstanding indebtedness under the Revolving Credit with future advances and extensions of credit to be made by Lender under the conditions set forth in this
Section 2. Those collections which, by applicable law, must be paid directly to Borrowers, shall be sent to a lockbox exclusively under Borrowers' control ("Borrowers' Lockbox"). Such remittances shall be deposited by Borrowers, if not prohibited by applicable law, directly into Lender's Cash Collateral Account or, if so prohibited then into a depository account ("Borrowers' Cash Collateral Account") established with Lender. Such remittances made by wire transfer shall be wired directly into Borrowers' Cash Collateral Account. All proceeds in Borrowers' Cash Collateral Account shall be automatically transferred, at the direction of Borrowers, on a daily basis, to Lenders' Cash Collateral Account. In the event that proceeds of other Collateral are received by Borrowers, such collections shall be held in trust for the benefit of Lender and remitted, in the form received, to Lender for deposit in Lender's Cash Collateral Account immediately upon receipt by Borrowers. All funds transferred from Lender's Cash Collateral Account shall, upon application to Borrowers' indebtedness to Lender, reduce the Revolving Credit loan balance, but for the purpose of calculating interest, shall be subject to a one (1) day clearance period. Interest shall be calculated to reflect such clearance period on the last day of the month based on the average daily cleared collections in Lender's Cash Collateral Account for such month. Borrower shall have no right of access to or withdrawal from the Lender's Lockbox or Lender's Cash Collateral Account.

          (b) Cash advances made by Lender under the Revolving Credit shall be made available to Staff Builders, Inc. by crediting such proceeds to the operating account of Staff Builders, Inc. with Lender. Advances will be made available to Borrowers on any Business Day after a telephonic request on behalf of any Borrower to Lender (made before 11:00 A.M. Philadelphia time) on such Business Day. If requested by Lender, at its option, Borrowers will confirm such request, in writing, within one (1) Business Day of any such telephonic request. Lender reserves its right to require Staff Builders on behalf of Borrowers to provide a borrowing base certificate contemporaneously with each loan request. Lender may rely upon any and all telephonic and written requests purported to be made by any of the Borrowers through any of its authorized officers which have been authorized in writing by such Borrower for such purpose to Lender.

          (c) Lender may, in its sole discretion, charge the operating account of any or all of the Borrowers with Lender for all of Borrowers' Obligations to Lender as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Lender may further charge the Revolving Credit, at Lender's option, for any and all of Borrowers' Obligations to Lender as they become due from time to time.

     2.5  Acquisition Line:

          (a) Lender hereby establishes for the benefit of Borrowers an Acquisition Line (the "Acquisition Line") to be used by Borrowers from time to time to finance the intangible portion of acquisitions by Borrowers up to the maximum principal sum of Fifteen Million Dollars ($15,000,000) at any one time outstanding. Each requested Advance under the Acquisition Line is subject to Bank's approval, must be made at least 30 days prior to the date of the requested approval and must be accompanied by the following (all in form and substance acceptable to the Bank):

               (i) Historical and projected financial information regarding the company to be acquired;

               (ii) A proforma opening balance sheet of company to be acquired;

               (iii) A statement of the sources and use of cash;

               (iv) The draft acquisition agreement or term sheet for the acquisition; and

               (v) All other documents and information Lender may request.

          (b) Each company to be acquired in connection with an Acquisition Loan must be in the same general business as the Borrowers.

          (c) Each Acquisition Loan shall be fully amortized over 12-48 months depending on the acquisition as determined by Lender in its sole discretion.

          (d) At no time shall the sum of the principal balance of Advances outstanding under the Acquisition Line and the Revolving
Credit exceed the Maximum Revolving Credit Amount.

     2.6  Interest:

          (a) Revolving Credit: Interest on outstanding Advances under the Revolving Credit (including without limitation, Borrower's obligation to reimburse Lender for payments on letters of credit) shall be calculated at the Prime Rate Option or the LIBOR Rate Option.

          (b) Acquisition Line: Interest on outstanding Advances under the Acquisition Line shall be calculated at the Prime Rate
Option or the LIBOR Rate Option.



          (c) Prime Rate Option:

               (i) All or a portion of the unpaid principal balance of cash Advances under the Revolving Credit, unless subject to the LIBOR Rate Option, shall bear interest, subject to the terms hereof, and

               (ii) all or a portion of the unpaid principal balance of the Acquisition Line, unless subject to the LIBOR Rate Option, shall bear interest, subject to the terms hereof, at the Prime Based Rate ("Prime Based Rate Option"). Changes in the Prime Rate shall become effective on the same day as Lender announces a change in its Prime Rate. Interest on Prime Based Loans shall be due and payable in arrears on the first day of each calendar month.

          (d) LIBOR Rate Option:

               (i) All or a portion of the unpaid principal balance of Advances under the Revolving Credit and/or all or a portion of the unpaid principal balance of Advances under the Acquisition Line, may, at Borrower's option, provided no Event of Default then exists, bear interest at the LIBOR Based Rate ("LIBOR Rate Option"). Each Advance to bear interest at the LIBOR Based Rate must be for a minimum loan amount of one million dollars ($1,000,000) and/or a multiple of one million dollars
($1,000,000).

               (ii) LIBOR Based Loans shall be selected for a period of either a one (1), two (2) or three (3) months' duration, as the Borrower may elect, during which the LIBOR Based Rate is applicable ("LIBOR Interest Period"); provided, however, that (A) if the LIBOR Interest Period would otherwise end on a day which shall not be a Good Business Day, such LIBOR Interest Period shall be extended to the next succeeding Good Business Day, unless such Good Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Good Business Day subject to clause (C) below; (B) interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires; and (C) with respect to any LIBOR Interest Period which begins on the last Good Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last Good Business Day of a calendar month. Interest on a LIBOR Based Loan shall be due and payable in arrears on the first day of each calendar month commencing the first full month following the date hereof. No LIBOR Interest Period with respect to any of the Loans may end after the Initial Term.
Subject to all of the terms and conditions applicable to a request that all or a portion of new Advance under the Revolving Credit or that all or a portion of new Advance under the Acquisition Line be a LIBOR Based Loan, Borrower may extend a LIBOR Based Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Loan or may convert all or a portion of the Revolving Credit Loans subject to the Prime Rate Option to a LIBOR Based Loan. If the Borrower fails to notify the Lender of the LIBOR Interest Period for a subsequent LIBOR Based Loan at least three Good Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding LIBOR Based Loan, then such outstanding LIBOR Based Loan shall become a loan subject to the Prime Rate Option at the end of the current LIBOR Interest Period for such outstanding LIBOR Based Loan and shall accrue interest in accordance with
Section 2.6(c) above.

               (iii) Notwithstanding the foregoing, at no time may Borrowers have outstanding more than three (3) LIBOR Based Loans.

               (iv) The LIBOR Rate may be automatically adjusted by Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor) that increase the cost to Lender of funding the LIBOR Based Loan. Lender shall promptly give the Borrower notice of such a determination and adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such adjustment.

               (v) In the event that the Borrower shall have requested the LIBOR Rate Option in accordance with Section 2.6(d) and Lender shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Loan and for the LIBOR Interest Period specified are unavailable, impractical or unlawful, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of the LIBOR Based Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Loan specified by the Borrower during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified LIBOR Interest Period, Lender shall promptly give notice of such determination to the Borrower that the rate based on the LIBOR Rate is not available. A determination by Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the right of Borrower to select, convert to, or maintain a LIBOR Based Loan at the rate based on the LIBOR Rate shall be suspended until Lender shall have notified the Borrower that such conditions shall have ceased to exist, (B) Lender shall use its best efforts to offer to Borrower a replacement index at a rate with a margin that gives Lender a comparable yield to the LIBOR Rate Option, and (C) the Loans subject to the requested LIBOR Rate Option shall accrue interest in accordance with Section 2.6(c) above.

               (vi) In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for Lender to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Loan subject to the LIBOR Based Rate, then Lender shall immediately notify Borrowers thereof and Lender's obligations to make, convert to, or maintain a LIBOR Based Loan at the LIBOR Based Rate shall be suspended until such time as Lender may again cause the LIBOR Based Rate to be applicable to any LIBOR Based Loans of the Revolving Credit Loans subject to the LIBOR Based Rate shall accrue interest in accordance with Section 2.6(c) above. Promptly after becoming aware that it is no longer unlawful for Lender to maintain such Eurodollar liabilities, Lender shall notify Borrower thereof and such suspension shall cease to exist.

               (vii) Indemnity/Loss of Margin: Borrower shall indemnify, defend and hold harmless Lender against any and all loss, liability, cost or expense Lender may sustain or incur as a consequence of (i) any failure of Borrower to obtain, convert or extend any LIBOR Based Loan after notice thereof has been given to Lender or (ii) any payment, prepayment, termination or conversion of a LIBOR Based Loan made for any reason on a date other than the last day of the applicable LIBOR Interest Period. Borrower shall pay the full amount thereof to Lender, on demand by Lender.

               (viii)  In the event that any present or future
law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, Lender and the result of any of the foregoing is to increase the costs of Lender, reduce the income receivable by or return on equity of Lender or impose any expense upon Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Lender shall so notify Borrowers in writing. Upon notice from Lender, Borrowers agree to pay Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Lender's calculation of the amount (in determining such amount Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.

          (e) Calculation of Interest: Interest shall be computed daily for the actual number of days elapsed, but calculated on the basis of a year of 360 days. The interest rate shall change on the same day as Lender's Prime Rate may change from time to time. Interest shall be payable monthly, in arrears, on the first day of each calendar month.

          (f) Default Rate: After the occurrence and during the continuance of an Event of Default hereunder, interest shall accrue on the outstanding principal balance of the Loans at a per annum rate equal to two (2%) percent in excess of the contract rate.

          (g) Post Judgment Interest: Despite the entry of a judgment or judgments against any Borrower with respect to any of the Obligations, such Obligations will continue to earn interest at the applicable rate as set forth in Section 2.6.

          (h)  Applicable Interest Limitations:   In no contingency
or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged and collected pursuant to the terms of the Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall promptly refund such excess interest to the Borrowers and such rate shall automatically be reduced to the maximum rate permitted by law.



     2.7  Fees:

          (a) Upon execution of this Agreement, Borrowers shall unconditionally pay to Lender a non-refundable facility fee
("Facility Fee") of Three Hundred Thousand Dollars ($300,000).

          (b) So long as the Revolving Credit is outstanding and has not been terminated, and the Obligations are not satisfied in full, Borrowers shall unconditionally pay to Lender a fee ("Usage Fee") equal to .375% percent per annum of the daily unused portion of the Revolving Credit, which fee shall be computed on a monthly basis in arrears and shall be due and payable on the first day of each month commencing on the first day of the first full month after Closing.

          (c) So long as the Revolving Credit has not been terminated pursuant to the terms hereof, and the Obligations are not satisfied in full, Borrowers shall unconditionally pay to Lender a non-refundable monthly collateral management fee ("Collateral Management Fee") of $7,083.33, payable monthly, in advance, beginning on the Closing Date and thereafter, on the first day of each successive month.

          (d) Borrowers shall pay to Lender on demand, letter of credit fees equal to 2.00% per annum ("Letter of Credit Fee") of the face amount of each letter of credit issued pursuant to Section 2.1(a)(ii) hereof. Borrowers shall also pay all of Lender's standard charges for the issuance, amendment, extension and cancellation of such letters of credit.

     2.8 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any additional capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender's capital with regard to the Revolving Credit is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrowers, from time to time, Borrowers shall pay Lender on demand such additional amount or amounts as shall compensate Lender for such reduction in Lender's rate of return. Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrowers. In determining such amount, Lender may use any method of averaging and attribution that it deems applicable, in its sole discretion.

     2.9 Payments: Except to the extent otherwise set forth in this Agreement, or as may be otherwise designated by Lender in writing, all payments of principal and of interest on the Revolving Credit, the Collateral Management Fee, the Facility Fee, the Usage Fee, Letter of Credit Fees, the Termination Fee, all other charges and any other obligations of Borrowers hereunder, shall be made to Lender at Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania, in lawful currency of the United States and in immediately available funds. Any and all payments received by Lender may be applied to the Obligations in such order as Lender may determine.

     2.10 Use of Proceeds: The proceeds of Lender's advances under the Revolving Credit shall be used for working capital.

     2.11 Nature of Liability: All Obligations of Borrowers are expressly agreed by each of them to be joint and several.


SECTION 3 - COLLATERAL

     3.1 Description: As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in this Agreement and the other Loan Documents, each Borrower hereby assigns and grants to Lender a continuing first (other than as described in Section 5.4 hereof) lien on and security interest in, upon and to the following Property (the "Collateral"):

          (a) Accounts, Contract Rights, Etc. - All of such Borrower's now owned and hereafter acquired or arising accounts, accounts receivable, notes receivable, contract rights, chattel paper, documents (including documents of title), instruments, invoices;

          (b) Inventory - All of such Borrower's now owned or hereafter acquired inventory of every nature and kind, wherever located;

          (c) General Intangibles - All of such Borrower's now owned and hereafter acquired or arising general intangibles of every kind and description, including, but not limited, to all existing and future customer lists, choses in action, claims, books, records, patents and patent applications, copyrights, trade-marks, tradenames, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, franchises, franchise agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance policies, and computer information, software, records, data;

          (d) Equipment - All of such Borrower's now owned and hereafter acquired equipment, including without limitation, machinery, vehicles, furniture and fixtures, wherever located, and all replacements, parts, accessories, substitutions and additions thereto;

          (e) Deposit Accounts - All of such Borrower's now existing and hereafter acquired or arising deposit accounts of every nature, wherever located, and all documents and records associated therewith;

          (f) Property in Lender's Possession - All Property of such Borrower, now or hereafter in Lender's possession;


          (g) Stock - All stock of each Borrower other than Staff Builders, of every kind and nature.

          (h) Proceeds - The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

     3.2 Lien Documents: At Closing and thereafter as Lender reasonably deems necessary, Borrowers shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender):

          (a) Financing Statements - Financing statements pursuant to the UCC, which Lender may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Lender deems appropriate; and

          (b) Stock Pledge Agreements with Stock Certificates and Blank Stock Powers - Stock pledge agreements covering the stock described in Section 3.1(g) above accompanied by delivery of original stock certificates representing all stock of every kind and nature of each Borrower other than Staff Builders, together with stock powers, duly executed in blank by each Borrower for the stock of any other Borrower which it owns.

          (c) Other Agreements - Any other agreements, documents, instruments and writings required to evidence, perfect or protect
Lender's lien and security interest in the Collateral required hereunder or as Lender may request from time to time.

     3.3 Other Actions: In addition to the foregoing, Borrowers shall do anything further that may be lawfully and reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender's request, Borrowers shall also immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock certificates, other certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

     3.4 Searches: Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time at Borrowers' expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

          (a) UCC searches with the Secretary of State and local filing office of each state where any Borrower maintains its executive offices, a place of business, or assets;

          (b) Judgment, federal tax lien and corporate tax lien searches, in each county of each state searched under subparagraph
(a) above.

          Borrowers shall, prior to or at Closing and at their expense, obtain and deliver to Lender good standing certificates showing each Borrower to be in good standing in its state of incorporation and in each other state in which it is doing and presently intends to do business for which qualification is required, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect.

     3.5 Landlord's Waivers: Within 270 days of Closing, Borrowers will cause the owner of the premises occupied by or to be occupied by Staff Builders to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon. Nothing herein shall require Borrower to reach any settlement with such owner(s) in the current dispute between Staff Builders and such owner(s).

     3.6 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

     3.7 Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each of the Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (1) endorse the name of any Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to any Borrower and constitute collections on such Borrowers' Accounts; (2) execute in the name of any Borrower any financing statements, schedules, assignments, instruments, documents and statements that any Borrower is obligated to give Lender hereunder; and (3) do such other and further acts and deeds in the name of Borrowers that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral or perfect Lender's security interest or lien in the Collateral.

     3.8 Management Support Agreements and Fraud Guarantees: A management support agreement and fraud guarantee ("Support
Agreement"), each in favor of and in form and substance acceptable to Lender shall be executed and delivered to Lender by Stephen
Savitsky, David Savitsky and Gary Tighe.

     3.9 Application of Collateral Proceeds. Except to the extent otherwise agreed by Lender in writing, all collections and proceeds of Collateral at any time and from time to time generated from the Collateral which may at any time be received by any Borrower are to be held in trust for Lender and immediately paid to Lender for application to the Obligations.


    SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

     Closing is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender's counsel):

     4.1 Resolutions, Opinions, and Other Documents: Borrowers shall have delivered to Lender the following:

          (a) this Agreement and the Revolving Credit Note all properly executed by each Borrower;

          (b) each Loan Document required to be executed by Borrowers or by any other Person under any provision of this Agreement or any related agreement;

          (c) certified copies of (i) resolutions of each Borrower's board of directors authorizing the execution and performance of this Agreement, the Revolving Credit Note to be issued hereunder and each document required to be delivered by any Section hereof and (ii) each Borrower's Certificate of Incorporation and by-laws;

          (d)  an incumbency certificate for each Borrower;

          (e)  a good standing certificate for each Borrower;

          (f) a written opinion of Borrowers' independent counsel addressed to Lender;

          (g) such financial statements, reports, certifications and other operational information required to be delivered hereunder, including without limitation an initial borrowing base certificate calculating the Revolving Credit Borrowing Base;

          (h) updated projections, on a monthly and consolidated basis, for the first twelve (12) months after Closing, including profit and loss statements, cash flow statements and balance sheets.

          (i) certification by the chief financial officer of Staff Builders on behalf of Borrowers that there has not occurred any material adverse change, since November 30, 1991, in the operations, condition (financial or otherwise) and business prospects of Staff Builders or of Borrowers as a whole;

          (j)  payment of the Facility Fee and Collateral
Management Fee;

          (k) all documents and agreements required with respect to the Collateral, including without limitation, financing state-ments;

          (l) evidence that all of Borrowers' obligations on its existing line of credit with Citicorp have been satisfied and all liens related thereto have been terminated;

          (m)  executed Support Agreements;

          (n) evidence that after all Closing payments, costs, and expenditures, and other then current expenditures (including without limitation, unfunded but accrued gross payroll), all initial advances under the Revolving Credit, Borrowers have a minimum borrowing availability of Four Million ($4,000,000.00) Dollars under the Revolving Credit Borrowing Base which shall be confirmed by Lender's Pre-Closing field examination;

     4.2 Absence of Certain Events: At the Closing Date, no Event of Default hereunder shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the passage of time, or the giving of notice, or both, would constitute an Event of Default hereunder.

     4.3 Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct on the Closing Date with the same effect as though made on and as of that date.

     4.4 Compliance with this Agreement: Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein which are required to be performed or complied with by Borrowers before or at the Closing Date, including, without limitation, the provisions of Section 6 hereof.

     4.5  Officer's Certificate:   Staff Builders shall provide
Lender with an officer's certificate signed by its chief executive officer certifying that all conditions to Closing contained in this Agreement have been fulfilled.

     4.6 Closing: Subject to the conditions of this Section, the Loans shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (the "Closing") at such place as may be requested by Lender.

     4.7 Waiver of Rights: By completing the Closing hereunder, or by making advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrowers hereunder or any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.






           SECTION 5.  REPRESENTATIONS AND WARRANTIES

Borrowers warrant and represent to Lender that:

     5.1  Corporate Organization and Validity:

          (a) Except as set forth on Exhibit "5.1", each of the Borrowers is a corporation duly organized and to the best of Staff Builders' knowledge is validly existing under the laws of its state of incorporation, is duly qualified, is in good standing and has lawful power and authority to engage in business in each state where the nature and extent of its business requires qualification, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect. A list of all states and other jurisdictions where Borrowers are qualified to do business is attached hereto as Exhibit "5.1" and made a part hereof.

          (b) The making and performance of this Agreement and each Loan Document required by any Section hereof will not violate any law, government rule or regulation, or the charter, minutes or bylaw provisions of any of the Borrowers or violate or result in a default (immediately or with the passage of time) under any con-tract, agreement or instrument to which any of the Borrowers is a party, or by which they are bound, except for violations or defaults which would not have a Material Adverse Effect. None of the Borrowers is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound or of its charter, minutes or its bylaws, except for violations which would not have a Material Adverse Effect.

          (c) Each of the Borrowers has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents.

          (d) This Agreement, the Revolving Credit Note to be issued hereunder, and all other Loan Documents, when delivered, will be valid and binding upon Borrowers and enforceable in accord-ance with their respective terms.

     5.2 Place of Business: The only places of business of each of the Borrowers, and the place where they keep and intend to keep their Property and records concerning their Property, are at the addresses listed in Exhibit "5.2" attached hereto and made part hereof.


     5.3 Pending Litigation: Except as set forth on Exhibit "5.3" attached hereto and made part hereof, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of any of the Borrowers, threatened against or affecting any of the Borrowers in any court or before any governmental authority or arbitration board or tribunal. None of the Borrowers is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal.

     5.4 Title to Properties: Each Borrower has exclusive title to all Property it purports to own in fee simple (or its equivalent under applicable law) free from Liens and free from the claims of any other Person, except for (i) those Liens set forth on Exhibit "5.4" attached hereto and made part hereof, (ii) Liens of the type permitted in section 7.3, and (iii) Liens to be released or discharged contemporaneously with the Closing.

     5.5 Patents and Trademarks: Each Borrower owns or has the unconditional right to use all the patents, patent applications, trademarks, trademark applications, service marks, trade names,and copyrights, that are material for the present and planned future conduct of its business, without any known conflict with the rights of others. A list of all such patents, patent applications, trade-marks, trademark applications and copyrights owned or otherwise possessed by Borrowers (indicating the nature of each Borrower's interest) is attached hereto as Exhibit "5.5", and made a part hereof. No Borrower is in default of any obligation or undertaking with respect to such Property or rights.

     5.6 Governmental Consent: Neither the nature of any Borrower or of its business or Property, nor any relationship between any or all Borrowers and any other Person, nor any circumstance affecting each Borrower in connection with the issuance or delivery of the Revolving Credit Note, is such as to require a consent, approval or authorization of, or filing (other than filing of UCC-1 financing statements), registration or qualification with, any governmental authority on the part of Borrowers in conjunction with the exe-cution and delivery of this Agreement or the issuance or delivery of the Revolving Credit Note, or other Loan Documents.

     5.7 Taxes: All tax returns required to be filed by any Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrowers, or upon any of its Property, income or franchises, which are due and payable have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. None of the Borrowers are aware of any proposed additional tax assessment or tax to be assessed against or applicable to any of the Borrowers.

     5.8 Financial Statements: The fiscal year of each of the Borrowers ends on the last day of February. Each Borrower's federal tax identification number is listed on Exhibit "5.8" attached hereto and made a part hereof.

     5.9 Full Disclosure: Neither the financial statements referred to in Section 5.8, nor this Agreement or related agreements and documents or any written statement furnished by Borrowers to Lender in connection with the negotiation of the Loans and contained in any financial statements or documents relating to the Collateral contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to any officer of any of the Borrowers which any of the Borrowers have not disclosed to Lender in writing, which materially affects adversely or may materially affect adversely all or any of the Borrowers' Property, business or financial condition or the ability of Borrowers to perform this Agreement.

     5.10 Subsidiaries and Affiliates:  All Subsidiaries and
Affiliates of Borrowers are listed on Exhibit 5.10.

     5.11 Guarantees, Contracts, etc.:

          (a) None of the Borrowers owns or holds any equity or long term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person other than a Borrower or a Subsidiary of a Borrower, except as described in Exhibit "5.11", attached hereto and made part hereof.

          (b) No Borrower is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has a Material Adverse Effect.

          (c) Except as otherwise specifically provided in this Agreement, none of the Borrowers has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement, other than Liens that are being released or discharged contemporaneously with the Closing.



     5.12 Government Regulations, etc.:

          (a) The use of the proceeds of the Loans and Borrowers' issuance of the Revolving Credit Note, will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T, G and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Borrower owns or intends to carry or purchase any "margin security" within the meaning of said Regulations.

          (b) To the best of Borrowers' knowledge, except as disclosed on Exhibit 5.12(b), (i) each Employee Benefit Plan, as defined in Section 3(3) of ERISA, (other than a multi-employer plan described in Section 3(37) of ERISA) maintained by a Borrower or in which any Borrower is a participating employer has been maintained in all material respects in accordance with its terms and with applicable law, and (ii) each such Employee Benefit Plan which is intended to be tax-qualified currently satisfies to the extent required by applicable law, and for all years subsequent to the establishment of such Plan and with respect to which Borrowers' income tax returns are open to audit, has satisfied, the requirements of Section 401(a) of the Code, except that if any such requirement has not been satisfied, the failure to satisfy such requirements has not had, and in the future will not have, a Material Adverse Effect (assuming the continued conduct of the Borrowers' business is substantially consistent with past practice), (iii) no such Employee Benefit Plan has engaged in or been involved in a non-exempt Prohibited Transaction (as defined in ERISA) under ERISA or the Internal Revenue Code, and (iv) no such Employee Benefit Plan has been terminated, which termination would have a Material Adverse Effect. Borrowers or any member of a Controlled Group (as defined in ERISA) including Borrowers, have not received notice of a claim asserted against Borrowers or other members of the Controlled Group for withdrawal liability (as defined in the Multiemployer Pension Plan Amendments Act of 1980, as amended) with respect to any multiemployer pension plan. Borrowers have timely made all contributions when due with respect to any multiemployer pension plan in which any of them participate and, no event has occurred triggering a claim against Borrowers or any member of a Controlled Group including Borrowers for withdrawal liability with respect to any multi-employer pension plan. All Employee Benefit Plans maintained by and multi-employer plans contributed to by any Borrower are listed on Exhibit 5.12(b) attached hereto and made a part hereof.

          (c) No Borrower is in violation of any applicable material statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, (including without limitation, environmental laws and regulations) and all Borrowers possess all material licenses, permits and governmental approvals needed to operate their business, except where such violation or failure to possess would not have a Material Adverse Effect. Each Borrower has obtained and currently has all certificates of need and Medicare and Medicaid provider numbers as are necessary to operate its business. A list of each Borrower's certificates of need, Qualified Payor Contracts, and provider numbers are listed on Exhibit 5.12(c). All cost reports required to be filed with Qualified Payors have been filed.

          (d) Borrowers are current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

     5.13 Business Interruptions: To the best of Staff Builders' knowledge, within five (5) years prior to the date hereof, neither the business, Property or operations of any of the Borrowers have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against any of the Borrowers. There are no pending or, to the Borrowers' knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by any of the Borrowers, other than disputes with individual employees, except as set forth on Exhibit "5.13".

     5.14 Names: Since July 6, 1988, except as provided in Exhibit "5.14" none of the Borrowers have conducted business under or used any other names (whether corporate or assumed) except for their present corporate names. Each Borrower is the sole owner of its name, other than Staff Builders, Inc., a Delaware corporation, and Staff Builders, Inc., a New York corporation which share the same name, and other than licenses of the name Staff Builders and other names to franchisees, and any and all business done and all invoices represent sales and business of each respective Borrower conducted in such Borrowers' name.

     5.15 Other Associations: None of the Borrowers is engaged in any joint venture or partnership with any other Person or is a party to any franchise agreement or other arrangement except as listed on Exhibit 5.15 attached hereto and made part hereof.

     5.16 Environmental Matters: None of the Borrowers has knowledge, except as disclosed on Exhibit "5.16" attached hereto and made part hereof:

          (a) of the presence of any Hazardous Substances on any of the real property on which the Collateral is located, or

          (b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property, or

          (c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring off such real properties or as a result of the activities of any of the Borrowers, or

          (d) of any notice, summons, citation or other communication sent to any Borrower from any state or federal agency concerning any intentional or unintentional action or conduct, inaction or omission, past or present which is or may be in violation of any state or federal environmental law, rule or regulation.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

     5.17 Regulation O: No director, executive officer or principal shareholder of any of the Borrowers is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms "director" (when used with reference to Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

     5.18 Capital Stock: The authorized and outstanding capital stock of each of the Borrowers is as set forth on Exhibit "5.18" attached hereto and made part hereof. To the best of Borrowers' knowledge, all of the capital stock of each of the Borrowers has been duly and validly authorized and issued and is fully paid and nonassessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except as provided in Exhibit 5.18, there are no subscriptions warrants, options, calls, commitments, rights or agreements by which any of the Borrowers or any of the shareholders of any of the Borrowers are bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any Person with respect to the pre-emptive rights held by any party with respect to the shares of capital stock of any Borrower. Except as provided in Schedule 5.18, no Borrower has issued and currently has outstanding any securities convertible into or exchangeable for shares of its capital stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

     5.19 Interrelationship of Borrowers: Borrowers have common corporate purposes and interrelated business operations which compliment each other. The creation and implementation of the Revolving Credit will provide direct and indirect benefit, economic and otherwise, to all Borrowers regardless of which particular Borrower may receive from time to time advances from Lender under the Revolving Credit.

     5.20 Solvency: Each Borrower is able to pay its debts as they become due, has sufficient capital to carry on its business operations, and presently owns property having a fair salable value which is greater than the amount required to pay all of such Borrower's debts as they become due.


          SECTION 6.  BORROWERS' AFFIRMATIVE COVENANTS

     Borrowers covenant that until all of Borrowers' Obligations to Lender are paid and satisfied in full and the Revolving Credit has been terminated:

     6.1 Payment of Taxes and Claims: Borrowers shall pay, before they become delinquent,

          (a) all taxes, assessments and governmental charges or levies imposed upon any of them or upon the Collateral, and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, which, if unpaid, might result in the imposition of a Lien upon its Property;

           Provided, however, that Borrowers shall not be required to pay any such tax, assessment, charge, levy , claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by Borrowers, and if Borrowers shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as Borrowers' title to, and its right to use, the Collateral are not materially adversely affected thereby and Lender's lien and priority on the Collateral are not materially and adversely affected, altered or impaired thereby.

     6.2  Maintenance of Properties, Collateral and Corporate
Existence:

          (a) Property: Each of the Borrowers shall maintain its Property in good condition in all material respects and make all renewals, replacements, additions, betterments and improvements thereto in the ordinary course of such Borrowers' business, as Borrowers deem reasonably necessary in good faith in the exercise of its business judgment, and will pay and discharge when due the cost of repairs and maintenance to its Property.

          (b) Insurance: Borrowers shall maintain insurance on all insurable tangible Collateral against fire, flood, casualty and such other hazards as may be reasonably acceptable to Lender in such amounts, with such deductibles and with such insurers as may be acceptable to Lender in its reasonable judgment. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrowers. At or prior to Closing, Borrowers shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may reasonably require. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Each of the Borrowers hereby appoints Lender as such Borrowers' attorney-in-fact, exercisable at Lender's option, upon the occurrence and continuation of an Event of Default to endorse any check which may be payable to Borrowers in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this paragraph may be applied by Lender to any liabilities owing by Borrowers to Lender or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its sole judgment may from time to time determine.


          (c) Public and Products Liability Insurance: Borrowers shall maintain, and shall deliver to Lender upon Lender's request evidence of, general liability and professional liability insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

          (d) Financial Records: Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in their consolidated financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrowers shall backup its records of accounts daily, and its entire computer system weekly, and shall store such weekly information at a secure off-site facility acceptable to Lender.

          (e) Corporate Existence and Rights: Borrowers shall do (or cause to be done) all things necessary to preserve and keep in full force and effect their existence, good standing, rights and franchises, provided however, that any Borrower (other than Staff Builders) or Subsidiary of any Borrower may merge into another Borrower or dissolve and distribute its assets to another Borrower.

          (f) Compliance with Law: No Borrower shall be in violation of any laws, ordinances, governmental rules and regulations to which it is subject, and will not fail to obtain any licenses, permits, franchises or other governmental authorizations, necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain would Materially Adversely Affect the business, prospects, Property or financial condition of Staff Builders or Borrowers collectively or the ability of Staff Builders or Borrowers as a whole to perform under this Agreement.

          (g) Updated Qualified Payor Information: The certificates of need, provider numbers and Qualified Payor Contracts listed on Exhibit 5.12(c) shall not be amended, altered, suspended, terminated, or made provisional, in any material way, without prior written notice to Lender. Borrowers shall immediately notify Lender in writing of any Borrower's application for any new certificates of need, and any new provider numbers and Qualified Payor Contracts.

          (h) Collection of Accounts: Each of the Borrowers shall continue to collect their Accounts in the ordinary course of their business subject to the provisions hereof.

     6.3 Places of Business: Each of the Borrowers shall give thirty (30) days prior written notice to Lender of any change in the location of any of their respective places of business (other than a move of any office other than the corporate office to a location within the same county), of the places where their records concerning their Accounts are kept, of the places where the Col-lateral is kept, or of the establishment of any new, or the discontinuance of any, existing places of businesses.

     6.4 Business Conducted: Each of the Borrowers shall continue in the business presently operated by them using their best efforts to maintain their customers and goodwill, provided however, that any Borrower (other than Staff Builders) or a Subsidiary of any Borrower may merge into another Borrower or dissolve and distribute its assets to another Borrower. None of the Borrowers shall engage, directly or indirectly, in any line of business substan-tially different from the business conducted by it immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably related thereto. No Subsidiary which is not a Borrower shall conduct any business.

     6.5 Litigation: Borrowers shall give prompt written notice to Lender of any litigation pending, or to their knowledge threatened or affecting Borrowers or any of them if the amount claimed is more than $50,000.00 unless fully covered by insurance less a deductible not to exceed $25,000.00.

     6.6 Issue Taxes: Borrowers shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Note, and the recording of any Lien documents. The obligations of Borrowers under this Section 6.6 shall survive the payment of Borrowers' indebtedness hereunder and the termi-nation of this Agreement.

     6.7 Bank Accounts: Each of the Borrowers shall maintain their major depository and disbursement account(s) with Lender and shall notify Lender, in writing, prior to opening any account(s) subsequent to the Closing Date at any bank or financial institution other than Lender.

     6.8 Employee Benefit Plans: Each Borrower will (a) fund all its Employee Benefit Plans in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under
Section 302 of ERISA, (b) furnish Lender, promptly after the filing of the same, with copies of all annual reports (Form 5500) or other material statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Employee Benefit Plans that are defined benefit plans, or which any of the Borrowers, or any material notices, any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Employee Benefit Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA other than the type of event with respect to which the PBGC has waived the 30-day notice requirement of Section 4043 of ERISA) or non-exempt Prohibited Transaction with respect to any such Employee Benefit Plan(s) and the action which Borrowers proposes to take with respect thereto. Borrowers will make all contributions when due with respect to any multi-employer pension plan in which any of them participates and will promptly advise Lender (i) upon its receipt of notice of the assertion against any of the Borrowers of a claim for withdrawal liability, (ii) upon the occurrence of any event which, to the best of Borrowers' knowledge, would trigger the assertion of a claim for withdrawal liability against Borrowers, and (iii) upon the occurrence of any event which, to the best of Borrowers' knowledge, would place Borrowers in a Controlled Group (other than those Controlled Groups in which any of the Borrowers is a member as of the Closing Date) as a result of which any member (including any of the Borrowers) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent which would result in a Material Adverse Effect.

     6.9 Submission of Collateral Documents: Borrowers will, on demand of Lender, make available to Lender copies of proof of the satisfactory performance of services that gave rise to an Account, a copy of the invoice for each Account and copies of any written contract or order from which an Account arose. Borrowers shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

     6.10 Other Governmental Contracts: Borrowers will immediately notify Lender if any Account arises out of contracts with the United States or any department, agency or instrumentality thereof other than the Health Care Finance Administration, and to the extent permitted under applicable law will execute any instruments and take any steps required by Lender so that all monies due and to become due under such contract shall be assigned to Lender and notice thereof given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act.

     6.11 Warranties for Future Advances: Each request by any of the Borrowers for an advance under the Revolving Credit in any form following the Closing Date shall constitute an automatic representation and warranty by Borrowers to the effect that:

          (a) No Event of Default, or event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default, then exists;

          (b) Each advance is within and complies with the terms and conditions of this Agreement; and

          (c)  Each representation and warranty set forth in
Section 5 of this Agreement is then true and correct in all material respects, as though made on the funding date for such advance, except for changes otherwise permitted by this Agreement or which are consented to by Lender in writing.

     6.12 Financial Covenants: Borrowers shall maintain and comply with the following financial covenants:

          (a) Unfunded Capital Expenditures: Borrowers shall not expend for Unfunded Capital Expenditures more than $1,227,132 for the seven months ending September 30, 1996.

          (b) Effective Net Worth: Borrowers shall have and maintain Effective Net Worth of not less than $8,436,062 at September 30, 1996.

          (c) Ratio of Senior Debt to Effective Net Worth:
Borrowers shall have and maintain a ratio of Senior Debt to Effective Net Worth of not more than 8.83 to 1.00 at September 30, 1996.

          (d) Net Income: Borrowers shall have and maintain a minimum Net Income of $2,143,479 for the seven months ending
September 30, 1996.

          (e) Book Net Worth: Borrowers shall have and maintain a Book Net Worth of not less than the following amounts with respect to the corresponding period:

Amount                             Period

$58,000,000                        At the date hereof through
                                   February 27, 1998;

The greater of (i) the             February 28, 1998 and as of the
actual Book Net Worth as           last day of each fiscal year
of such date or (ii) the           thereafter (each respective year
covenant amount of Book            end covenant amount to be
Net Worth as of the last           maintained through the next to
day of the immediately             last day of the following fiscal
preceding fiscal year plus         year.
$2,000,000.

The covenant amount of Book Net Worth shall be increased by the amount of net proceeds of any sale of capital stock, options or warrants at the time of such sale and shall be decreased by any permitted repurchases of common stock at the time of such repurchase.

          (f) Senior Debt to Book Net Worth Ratio: Borrowers shall have and maintain a ratio of Senior Debt to Book Net Worth of not more than 2.00 to 1.00 at the date hereof and at all times thereafter.

          (g) Cash Flow Coverage Ratio: Borrowers shall have and maintain a Cash Flow Coverage Ratio of not less than 1.05 to 1.00 for fiscal year ending February 28, 1997; 1.05 to 1.00 for fiscal year ending February 28, 1998; 1.25 to 1.00 for fiscal year ending February 28, 1999; 1.35 to 1.00 for fiscal year ending February 29, 2000.

     6.13  Financial and Business Information:  So long as
Borrowers are indebted to Lender and the Revolving Credit has not been terminated, Borrowers shall deliver to Lender the following:

          (a) Financial Statements and Collateral Reports - in addition to such other data, reports, statements and information, financial or otherwise, as are already prepared in the ordinary course of Borrowers' business, as Lender may request, Borrowers shall provide the following: (i) a borrowing base certificate in a form acceptable to Lender on the first Business Day of each week, or more frequently as Lender may request, which shall include, but not be limited to, a report of sales, credits issued and collections received; (ii) reports of sales, collections, adjustments and all other information pertaining to Accounts, on the first Business Day of each week (iii) monthly accounts receivable and payable aging schedules within twenty (20) days of the end of each calendar month, including reports of sales, credits issued, collections received and the amount of credit insurance for such accounts; (iv) internally prepared monthly financial state-ments for Borrowers on a consolidated basis, certified by Staff Builders' chief financial officer within forty-five (45) days of the end of each calendar month; (v) annual projections, profit and loss statements, balance sheets and cash flow reports on a consolidated basis (presented on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrowers' fiscal years; (vi) annual certified financial statements for Borrowers from their independent certified public accountants on a consolidated basis, acceptable to Lender within ninety (90) days after the end of each of Borrowers' fiscal years; and (vii) an annual management letter prepared by Borrowers' independent certified public accountants and acceptable to Lender, within ninety (90) days after the end of each of Borrowers' fiscal years. Annual statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year.
All financial statements shall include a consolidated balance sheet and statement of consolidated operations and consolidated cash flows and shall be prepared in accordance with GAAP;

          (b) Medicare and Medicaid Audit - promptly upon receipt, Borrowers' medicare and medicaid audit which shall be in substance satisfactory to Lender in Lender's sole discretion;

          (c) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default under this Agreement, or which with the passage of time or the giving of notice, or both, would become an Event of Default hereunder, a written notice specifying the nature and period of existence thereof and what action Borrowers is taking (and proposes to take) with respect thereto;

          (d) Notice of Claimed Default - promptly upon receipt by Borrowers, a copy of any notice of default given to Borrowers by any creditor for borrowed money of Borrowers other than Lender;

          (e) Securities and Other Reports - promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrowers to stockholders, and, a copy of each regular or periodic report, (including without limitation all 10-K and 10-Q reports), registration statement, or prospectus in respect thereof filed by Borrowers with any securities exchange or with any federal or state securities and ex-change commissions or any successor agency.

     6.14 Officers' Certificates: Within forty-five (45) days of the end of each month and along with the set of financial statements delivered to Lender at the end of each fiscal year pursuant to Section 6.13(a) hereof, Borrowers shall deliver to Lender a certificate from Borrowers, executed on their behalf by Staff Builders Chief Financial Officer in form and substance reasonably satisfactory to Lender setting forth:

          (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Sections 6 and 7 as of the end of the period covered by the financial statements then being furnished and any exhibits appended to such financial statements under Section 6.13; and

          (b) Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice, or both, would become an Event of Default hereunder, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrowers have taken or proposes to take with respect thereto.

     6.15 Inspection: So long as Borrowers are indebted to Lender, each of the Borrowers will permit any of Lender's officers or other representatives to visit and inspect any of the Collateral of Borrowers, to examine and audit all of Borrowers' books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants. All costs incurred by Lender as a result of its normal quarterly field examinations and inspections shall be covered by the Collateral Management Fee. All costs exceeding the usual costs incurred in connection with a normal quarterly field examination of Borrowers as well as all costs relating to other visits and inspections which are deemed necessary by Lender, in its sole discretion, shall be paid for by Borrowers.


     6.16 Tax Returns and Reports: At Lender's request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers. Borrowers further agree that if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local governmental authority or agency, board or commission.

     6.17 Information to Participant: Lender may divulge to any participant or unless prohibited by applicable law, prospective participant it may obtain in the Loans, or any portion thereof, all information in its possession concerning Borrowers, their Property and financial condition, and furnish to such participant copies of reports, financial statements, projections, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

     6.18 Material Adverse Developments: Each of the Borrowers agree that promptly upon becoming aware of any development or other information outside the ordinary course of business (excluding matters of a general economic, financial or political nature) which would have a Material Adverse Effect, or of Lender's failure to perform any of its obligations to Borrowers under this Agreement it shall give to Lender telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made.


           SECTION 7.  BORROWERS' NEGATIVE COVENANTS:

     Borrowers covenant that until all of Borrowers' liabilities and obligations to Lender are paid and satisfied in full and the Revolving Credit has been terminated, that without Lender's prior consent:

     7.1  Merger, Consolidation, Dissolution or Liquidation:

          (a) None of the Borrowers shall sell, lease, license, transfer or otherwise dispose of its Property, other than (i) inventory sold in the ordinary course of such Borrower's business,
(ii) obsolete equipment office furniture or vehicles, (iii) to another Borrower, (iv) equipment or office furniture or vehicles with a value of less than $5,000.00, and (v) the sublease of office space, and the sale of a franchise consistent with Borrowers' current business practices.

          (b) None of the Borrowers shall merge or consolidate with any other Person, or commence a dissolution or liquidation, provided, however, that any Borrower (other than Staff Builders) or Subsidiary of any Borrower may merge into another Borrower or dissolve and distribute its assets to another Borrower.

          (c) None of the Borrowers shall permit their names to be changed without at least thirty (30) days prior written notice to Lender.

     7.2 Acquisitions: Neither Borrowers nor any Subsidiaries shall acquire all or a material portion of the stock, securities or assets of any Person in any transaction or in any series of related transactions or enter into any sale or leaseback transaction without prior written approval of Lender. Provided, however, if, after giving effect to the potential acquisition, (i) No Event of Default has occurred or would occur with the giving of notice, the passage of time, or both, and (ii) Borrowers have a minimum excess availability of $10,000,000 for a period of thirty (30) days prior to and on the date of such acquisition, and (iii) there are no outstanding Advances under the Acquisition Line, Borrowers may acquire all or a material portion of the stock, securities or assets of any Person in any transaction or in any series of related transactions or enter into any sale or leaseback transaction for an amount not to exceed Three Million Dollars ($3,000,000) in the aggregate for all transactions during any fiscal year minus the amount paid by Borrowers in connection with permitted redemptions of common stock made during such fiscal year as provided in Section 7.6.

     7.3 Liens and Encumbrances: None of the Borrowers or Subsidiaries shall (i) cause or permit or (ii) agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien except:

          (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, repairmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time re-quired by Section 6.1;

          (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws and in connection with leases or trade contracts;

          (c) Existing liens described in Section 5.4 and on Exhibit "5.4" hereto; and

          (d)  Other Liens expressly permitted by this Agreement.

          (e) Liens being released or discharged contemporaneously with the Closing.

          (f) Purchase money security interests or capital leases of equipment, office furniture, or vehicles.

          (g) Any attachment or judgment lien for a period of thirty (30) days.
     7.4  Transactions With Affiliates or Subsidiaries:

          (a) None of the Borrowers shall enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to or with any Subsidiary or Affiliate (including without limitation another Borrower) except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and to the extent expressly approved pursuant to this Agreement except for compensation to and the granting of stock options or issuance of stock to employees not expressly prohibited by any other section of this Agreement.

          (b) None of the Borrowers shall create or acquire any Subsidiary without Lender's prior written consent (except by merger with an existing Subsidiary).

     7.5 Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, none of the Borrowers or Subsidiaries shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person except existing guarantees.

     7.6 Distributions, Redemptions and Other Indebtedness: None of the Borrowers shall other than in connection with the Closing:

     (a) Declare or pay or make any forms of Distribution to its shareholders, their successors and assigns. Provided, however, if, after giving effect to the potential Distribution, (i) No Event of Default has occurred or would occur with the giving of notice, the passage of time, or both, and (ii) Borrowers have a minimum excess availability of $10,000,000 for a period of thirty (30) days prior to and on the date of such Distribution and (iii) there are no outstanding Advances under the Acquisition Line, Borrowers may make annual redemptions of common stock not to exceed Three Million Dollars ($3,000,000) in the aggregate for each fiscal year minus the amount paid by Borrowers in connection with permitted acquisitions made during such fiscal year as provided in Section 7.2;

     (b) make any payments on any existing or future indebtedness for borrowed money to any Person other than a Borrower (including subordinated indebtedness) except for payments to the holders of the indebtedness listed on Exhibit 7.6 in accordance with the existing terms of such indebtedness; or

     (c) hereafter borrow money from any Person other than Lender or, if in the ordinary course, another Borrower.

     7.7 Loans and Investments: None of the Borrowers shall make or have outstanding loans, advances, or extensions of credit to, or capital contributions or investments in, any Person other than another Borrower in the ordinary course of such Borrower's business, or ownership of an inactive Subsidiary, including without limitation, any officers and directors of any Borrower.

     7.8 Use of Lender's Name: Borrowers shall not use Lender's name (or the name of any of Lender's affiliates) in connection with any of their business operations, provided that Borrowers may disclose to third parties that Borrowers have a deposit and borrowing relationship with Lender. Nothing herein contained is intended to permit or authorize Borrowers to make any contract on behalf of Lender.

     7.9 Change in Capital Stock: There shall occur no change in the ownership of any of the capital stock of any of the Borrowers, except with respect to the stock of Staff Builders or with respect to any merger by any Borrower (other than Staff Builders) or a Subsidiary of any Borrower into another Borrower or the dissolution and distribution of the assets of any Borrower or Subsidiary of any Borrower to a Borrower.

     7.10 Miscellaneous Covenants:

          (a) None of the Borrowers shall become or be a party to any contract or agreement which would breach this Agreement, or breach, any other instrument, agreement or document to which any of the Borrowers are a party or by which they are or may be bound which breach would have a Material Adverse Effect.

          (b) None of the Borrowers shall carry or purchase any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R.,
Chapter II.

                       SECTION 8.  DEFAULT

     8.1 Events of Default: Each of the following events shall constitute an event of default ("Event of Default") and Lender shall thereupon have the option to declare Borrowers in default under this Agreement, and all other existing and future agreements of any kind (related or unrelated) with Lender, and declare all Obligations, of Borrowers to Lender, whether joint or several, matured or contingent, related or unrelated, due or to become due, (including, without limitation, liabilities on the Revolving Credit) immediately due and payable including, but not limited to, accrued and unpaid interest, outstanding principal, Expenses, advances to protect Lender's position and all of Lender's rights hereunder and thereunder, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the Events of Default set forth in subparagraphs (j), (k) or (l) shall automatically place Borrowers in default and cause an acceleration of Borrowers' indebtedness to Lender):

          (a) Payments - if any of the Borrowers fails to make any payment of principal or interest under the Loans when such payment is due and payable, or if at any time the outstanding principal balance of the Revolving Credit exceeds the Revolving Credit Borrowing Base or the Maximum Revolving Credit Amount; or

          (b) Other Charges - if any of the Borrowers fails to pay any other charges, fees or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement when such payment is due and payable; or

          (c) Particular Covenant Defaults - if any of the Borrowers fails to perform or observe any covenant, condition or undertaking contained in this Agreement and such failure with respect to sections 6.2(a), (e) and (g) and 6.6 only, continues for more than 30 days after an executive officer of Borrowers obtains knowledge thereof; or

          (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by any of the Borrowers or any of its officers, employees or agents, to Lender is not true and correct, in all material respects when made; or

          (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction of a material portion of the Collateral; or

          (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of any of the Borrowers contained in this Agreement, or in any other Loan Docu-ment, or in any other existing or future agreement between any of the Borrowers and Lender, is false, erroneous, or misleading in any material respect when made; or

          (g) Agreements with Others - if any of the Borrowers shall default beyond any grace period under any agreement with any other creditor for borrowed money (including the subordinated indebtedness) of any of the Borrowers, if as a result of such default the holder of such Borrowers' obligations declares or is permitted to declare any such obligation of such Borrower to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

          (h) Other Agreements with Lender - if any of the Borrowers breaches or violates any material term of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) between any of the Borrowers and Lender (subject to any applicable grace or cure period which may be contained in any such other agreement); or

          (i) Judgments - if any final judgment or judgments (in the aggregate) for the payment of money in excess of $50,000.00 shall be rendered by any court of record against any of the Borrowers unless satisfied or discharged within 30 days thereof; or

          (j) Assignment for Benefit of Creditors, etc. - if any of the Borrowers makes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by any of the Borrowers; or

          (k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of any of the Borrowers, except as expressly permitted by this Agreement, or the commencement of any proceeding to avoid any transaction entered into by any of the Borrowers, or the commencement of any case or proceeding for reorganization or liquidation of any of the Borrowers' debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any of the Borrowers except with respect to an involuntary petition which is dismissed within 60 days; or

          (l) Receiver - upon the application for the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any of the Borrowers or for any of the Borrowers' Property; or

          (m) Execution Process, etc. - the issuance of any execution or distraint process against any of the Borrowers, or any of their Property; or

          (n) Tax Liens - if a notice of a Lien, levy or assessment is filed of record with respect to any or all of any Borrower's assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any or all of any Borrower's assets except with respect to liens for state, county and municipal taxes only, which do not exceed $5,000.00 in the aggregate with all other such liens; or

          (o) Termination of Business - if any Borrower is enjoined, restrained or in any way prevented by court order or administrative proceeding from continuing to conduct, or any Borrower otherwise ceases to conduct, all or a material part of its business affairs except as permitted hereunder the results of which would have a Material Adverse Effect; or

          (p) Pension Benefits, etc. - if any of the Borrowers fails to comply with ERISA, with the result that grounds exist for the PBGC to commence proceedings to appoint a trustee under ERISA to administer Borrowers' employee benefit plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

          (q) Support Agreements - if any Support Agreement shall for any reason cease to be in full force and effect and if the reason is due to the death, disability or termination of employment of one of the parties to such Support Agreement after 90 days has elapsed and Lender has sent Borrower notice of such event, or a default shall otherwise occur under such Support Agreement; or

          (r) Sale of Stock - if the stock of any of the Borrowers other than Staff Builders is sold or otherwise transferred other than in connection with a permitted merger; or

          (s) Investigations - any indication or evidence received by Lender that any of the Borrowers may have directly or indirectly been engaged in any type of activity which, in Lender's discretion might result in the forfeiture of any material Property to any governmental entity, federal, state or local; or

          (t) Change in Management - if Stephen Savitsky, David Savitsky or Gary Tighe shall cease to have an active role in the management of Borrowers or such individuals collectively shall cease to exercise management control over Borrowers after 90 days has elapsed and Lender has sent Borrower notice of such event.

     8.2  Rights and Remedies on Default:

          (a) In addition to all other rights, options and remedies granted to Lender under this Agreement, Lender may, upon or at any time after the occurrence of an Event of Default, terminate the Revolving Credit, cease making advances or extensions of credit thereunder, and exercise all other rights granted to it hereunder and all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

               (i) The right to take possession of, send notices regarding and collect directly, the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to any Borrower to an address designated by Lender);

               (ii) By its own means or with judicial assistance, enter any of the Borrowers' premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (b), below, without any liability for rent, storage, utilities or other sums, and Borrowers shall not resist or interfere with such action;

               (iii) Require any of the Borrowers at Borrowers' expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender;

               (iv) The right to reduce the Maximum Revolving Credit Amount, Revolving Credit Borrowing Base or any portion thereof or the advance rates or to modify the terms and conditions upon which Lender is willing to consider making advances under the Revolving Credit or to take additional reserves in the Revolving Credit Borrowing Base for any reason; and

               (v) Require Borrowers to deliver cash collateral to Lender in an amount equal to the undrawn amount of all outstanding Letters of Credit issued by Lender hereunder.

          (b) Each of the Borrowers acknowledge that any Borrower's failure to cause all collections of Accounts to be paid directly to a lockbox and/or deposited into a cash collateral account as specified herein in Section 2.4, will result in the dissipation of Lender's Collateral and other irreparable harm to Lender for which money damages could not adequately compensate Lender. In the event of such a breach, Lender shall be entitled, in addition to all other rights and remedies which Lender may have at law or equity, to have an injunction issued by any court of Lender's choosing, enjoining and restraining Borrowers and any agents and employees thereof, from continuing such breach.

          (c) Each of the Borrowers hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made after the occurrence of an Event of Default hereunder, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers after the occurrence of an Event of Default hereunder. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.

     8.3 Nature of Remedies: After the occurrence of an Event of Default Lender shall have the right to proceed against all or any portion of the Collateral in any order and may apply such Collateral to the liabilities and obligations of Borrowers to Lender in any order. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loans, and all other existing and future liabilities and obligations of Borrowers to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrowers, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. Notwithstanding the foregoing, Lender may, at any time in its sole discretion, relinquish or abandon any Collateral, interest therein, or portion thereof, for any reason whatsoever.

     8.4 Set-Off: If any bank account of any of the Borrowers with Lender or with any participant is attached or otherwise liened or levied upon by any third party, Lender (and any participant) need not await the running of any applicable grace period hereunder, but Lender (and such participant as agent for Lender) shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against any of the Borrowers' liabilities hereunder.

     8.5 CONFESSION OF JUDGMENT: EACH OF THE BORROWERS, TO THE EXTENT PERMITTED BY LAW, EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD IN THE UNITED STATES OR ELSEWHERE TO, AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT HEREUNDER, APPEAR IN ANY AND ALL ACTIONS WHICH MAY BE BROUGHT TO ENFORCE ANY AND ALL OBLIGATIONS HEREUNDER AND CONFESS JUDGMENT AGAINST ALL OR ANY ONE OR MORE OF THEM FOR ALL OR ANY PART OF ITS OR THEIR OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, ALL PRINCIPAL, INTEREST, COSTS, EXPENSES AND REASONABLE COUNSEL FEES OF TEN (10%) PERCENT OF ALL AMOUNTS THEN OWED. SUCH AUTHORITY SHALL NOT BE EXHAUSTED BY ONE EXERCISE HEREOF BUT JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS ANY SUM AND/OR COSTS, EXPENSES AND REASONABLE COUNSEL FEES SHALL BE DUE. EACH OF THE BORROWERS WAIVES ALL RELIEF FROM ALL APPRAISEMENT OR EXEMPTION LAWS NOW IN FORCE OR HEREAFTER ENACTED.


                    SECTION 9.  MISCELLANEOUS

     9.1 Governing Law: This Agreement, and all related agreements and documents shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its otherwise applicable principles of conflicts of laws. The provisions of this Agreement and other agreements and documents referred to herein are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

     9.2 Integrated Agreement: The Revolving Credit Note, this Agreement, and all other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights, remedies and security. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

     9.3  Waiver:

          (a) No omission or delay by Lender in exercising any right or power under this Agreement or any other Loan Document will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver of Lender's rights hereunder will be valid unless in writing and signed by Lender, and then only to the extent specified.

          (b) Borrowers release Lender, its officers, employees and agents, of and from any claims for loss or damage resulting from acts or conduct of any or all of them arising through the date hereof, unless caused by wilful misconduct or gross negligence.

     9.4  Time:

          (a) Whenever Borrowers shall be required to make any payment, or perform any act on a Saturday, Sunday or a legal holiday under the Laws of the Commonwealth of Pennsylvania or such other jurisdiction where Borrowers may be required to make any payment or perform any act, such payment may be made, or such act may be performed, on the next succeeding Business Day.

          (b) Time is of the essence in Borrowers' performance under all provisions of this Agreement and all other Loan
Documents.

     9.5  Expenses of Lender:

          (a) At Closing and from time to time thereafter, Borrowers will pay, on demand, all accrued and unpaid expenses (including the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration, audit and enforcement of this Agreement, and all related agreements and documents, the enforcement, protection and defense of the rights of Lender in connection with the Revolving Credit, the Collateral or otherwise hereunder, including the right to take possession of any Collateral and the proceeds thereof and to hold, collect, prepare for sale, sell and dispose of any Collateral, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the "Expenses").

          (b)  Expenses shall also include but not be limited to
(i) cost of reproducing this Agreement and related agreements and documents; (ii) filing and recording fees; and (iii) searches.

     9.6 Brokerage: Except as otherwise provided herein, this transaction was brought about and entered into by Lender and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof, except Ha-Lo Investment Associates, Inc. has asserted that it is acting as a broker on behalf of Staff Builders and is entitled to receive a fee from Staff Builders, which fee, if any, will be paid by Borrowers. Borrowers represent that they have not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrowers will indemnify, defend and save Lender harmless against such claim and further will defend any action or actions to recover on such claim, at Borrowers' own cost and expense, including Lender's counsel fees. Borrowers further agree that until any such claim or demand is adjudicated in Lender's favor, the amount demanded shall be deemed a liability of Borrowers under this Agreement, secured by the Collateral.

     9.7  Notices:

          (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person, sent by telegram (with messenger service specified) or sent by nationally recognized overnight courier service, or sent by certified or registered mail postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

     If to Lender to:    Mellon Bank, N.A.
                         Mellon Bank Center
                         Asset Based Lending Dept.
                         1735 Market Street
                         Philadelphia, PA  19101
                         Attn:  Jeffrey G. Saperstein,
                                Assistant Vice President

     With copies to:     Blank, Rome, Comisky & McCauley
                         1200 Four Penn Center Plaza
                         Philadelphia, PA  19103
                         Attn:  Lawrence F. Flick, II, Esquire

     If to Borrowers:    Stephen Savitsky
                         Chairman and Chief Executive Officer
                         Staff Builders, Inc.
                         1983 Marcus Avenue
                         Lake Success, NY  11042

     With copies to:     Floyd I. Wittlin, Esquire
                         Richards & O'Neil
                         885 Third Avenue
                         New York, NY  10022-4873

          (b) All notices sent by Lender or Borrowers shall be deemed to be given when so received.

          (c) All notices and deliveries received by Lender from Staff Builders shall be deemed to have been received from all Borrowers and all notices received by Staff Builders shall be deemed to have been received by all Borrowers.

     9.8 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

     9.9 Survival: All warranties, representations, and covenants made by Borrowers herein, or in any other Loan Document or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Note, regardless of any investigation made by Lender or on its behalf. All statements made by Borrower in any Loan Document such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all liabilities and obligations of Borrowers to Lender are satisfied in full.

     9.10 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Lender may participate any or all of its rights or obligations hereunder with notice to, but without consent of Borrowers to any commercial lender, financial institution, or other entity not engaged in the same business as Borrowers. Except as expressly provided herein, Borrowers may not transfer, assign or delegate any of its duties or obligations hereunder. Lender may assign the Revolving Note, this Agreement and other Loan Documents to another financial institution as Lender in its discretion may determine.

     9.11 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

     9.12 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

     9.13 Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

     9.14 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental bene-ficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers' duty of performance, including, without limitation Borrowers' duties under any account or contract in which Lender has a security interest.

     9.15 Discharge of Taxes, Borrowers's Obligations, Etc.:
Lender, in its discretion, shall have the right at any time, and from time to time, if Borrowers fail to do so, after reasonable notice, to (a) obtain insurance covering any of the Collateral as required hereunder (b) pay for the performance of any of Borrowers' obligations hereunder, (c) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes, liens, etc., and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances by Lender under this paragraph shall be deemed advances under the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Lender and shall be secured by the Collateral. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

     9.16 Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any advances from time to time unless Borrowers shall, at Lender's request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrowers have properly deposited or paid, as required by applicable law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the loan. Until all of Borrowers' liabilities and obligations to Lender have been paid in full, Lender shall be entitled to continue to hold any and all of the Collateral until Borrowers have given to Lender evidence, reasonably satisfactory to Lender, that Borrowers have properly de-posited or paid, as required by law, all federal withholding taxes due up to and including the date of such expiration or termination. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against Borrowers shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) upon reasonable prior notice to Borrowers to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrowers and further provided that by Borrowers' title to and its right to use, the Collateral are not materially adversely affected and Lender's lien and priority in the Collateral are not adversely affected, altered or impaired thereby. In order to pay any such lien, assessment or tax liability, Lender shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrowers to Lender with interest thereon, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrowers.

     9.17 Consent to Jurisdiction: Each of the Borrowers irrevocably consents to the jurisdiction of the Courts of Common Pleas of Philadelphia, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agrees to service of process as set forth in Section 9.7 hereof, to the address of Borrowers set forth herein.

     9.18 WAIVER OF JURY TRIAL:  EACH OF THE BORROWERS HEREBY
WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO.

     9.19 Future Commitments: Except as expressly set forth in this Agreement, Lender has made no agreement or commitment to lend money or extend credit to Borrowers, or any of them, and has made no agreement or commitment to Borrowers, or any of them, to modify or consider any modification of any nature whatsoever of the terms of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Loan and Security Agreement the day and year first written above.

LENDER:

MELLON BANK, N.A.

By:  /s/ Jeffrey Saperstein, Assistant Vice President_

BORROWERS:

STAFF BUILDERS, INC. (DE)          THE BERGALL CORPORATION (MA)

By:  /s/ Gary Tighe           By:    /s/ Gary Tighe

Attest:  /s/ Renee Silver     Attest:  /s/ Renee Silver


CARECO, INC. (MA)                  T.L.C. MEDICARE SERVICES, INC.
                                   (DE)

By:   /s/ Gary Tighe               By:  /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest: /s/ Renee Silver


T.L.C. MIDWEST INC. (DE)           TENDER LOVING CARE HEALTH CARE
                                   SERVICES, INC. (CT)

By:  /s/ Gary Tighe                By:  /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

LOVING HOME CARE, INC. (NY)        HOME HEALTH CARE, INC. (MD)

By:  /s/ Gary Tighe                By:  /s/ Gary Tighe

Attest: /s/ Renee Silver           Attest:   /s/ Renee Silver


PERSONNEL INDUSTRIES, INC. (MD)    T.L.C. HOME HEALTH CARE, INC.
                                   (FL)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

T.L.C. MEDICARE SERVICES OF        T.L.C. MEDICARE SERVICES OF
DADE, INC. (FL)                    BROWARD, INC. (FL)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


TENDER LOVING CARE PRIVATE         TENDER LOVING CARE HOME CARE
PATIENT COMPANY, INC. (FL)         SERVICES, INC. (NY)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver






U.S. ETHICARE ALBANY CORPORATION   U.S. ETHICARE CHAUTAUQUA
(NY)                               CORPORATION (NY)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


U.S. ETHICARE ERIE CORPORATION     U.S. ETHICARE NIAGARA
(NY)                               CORPORATION (NY)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


U.S. ETHICARE ONONDAGA             ETHICARE CERTIFIED SERVICES,
CORPORATION (NY)                   INC. (NY)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


STAFF BUILDERS BUFFALO, INC. (NY)  STAFF BUILDERS, INC. (NY)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

S.B.H.F. INC. (NY)                 STAFF BUILDERS SERVICES, INC.
                                   (NY)
By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

STAFF BUILDERS HOME HEALTH         U.S. ETHICARE CORPORATION (DE)
CARE, INC. (DE)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

STAFF BUILDERS INTERNATIONAL,      STAFF BUILDERS PERSONNEL
INC. (NY)                          SERVICES, INC.(NY)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


PROFESSIONAL DETAIL SERVICE,       A RELIABLE HOMEMAKER OF
INC. (NY)                          MARTIN-ST. LUCIE COUNTY,
                                   INC. (FL)
By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

ST. LUCIE HOME HEALTH              AMERICAN HOMECARE MANAGEMENT
AGENCY, INC. (FL)                  CORP. (DE)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

ALBERT GALLATIN SERVICES CORP.     ATC HEALTHCARE SERVICES INC.
(PA)                               (GA)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

ALBERT GALLATIN HOME CARE, INC.    ATC STAFFING SERVICES, INC.
(DE)                               (GA)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver

ADULTCARE, INC. (FL.)              ATC NURSING SERVICES OF TEXAS,
                                   INC. (TX)
By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


S.B. ASSURED HOME CARE, INC.       STAFF BUILDERS PRESCRIPTION
(DE)                               SERVICES, INC. (FL)

By:  /s/ Gary Tighe                By:   /s/ Gary Tighe

Attest:  /s/ Renee Silver          Attest:  /s/ Renee Silver


MEDVISIT, INC. (NC)

By:  /s/ Gary Tighe

Attest: /s/ Renee Silver